                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): August 28, 1997

                                 MEDIRISK, INC.
                            (Exact name of registrant
                          as specified in its charter)

        Delaware                  000-27056                  58-2256400
--------------------------------------------------------------------------------
        (State or other           (Commission                (I.R.S. Employer
        jurisdiction of           File Number)               Identification No.)
        incorporation)

Two Piedmont Center, Suite 400, 3565 Piedmont Rd., Atlanta, Georgia       30305
--------------------------------------------------------------------------------
              (Address of principal executive officers)               (Zip Code)



       Registrant's telephone number, including area code: (404) 364-6700

                                       N/A
                ------------------------------------------------
          (Former name or former address, if changed since last report)

                            ------------------------



ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         On August 28, 1997, Medirisk, Inc. (the "Company") completed the acquisition of CareData Reports, Inc. ("CareData"). The Company hereby amends its Current Report on Form 8-K dated September 15, 1997 with respect to the acquisition of CareData to include the below-referenced financial statements and pro forma financial information.

         (A)      FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED.

CareData Reports, Inc.

         Audited:
         --------
         Report of Independent Auditors.............................................................F-1
         Balance Sheets as of December 31, 1996 and 1995............................................F-2
         Statements of Operations for the years ended December 31, 1996 and 1995....................F-3
         Statements of Stockholders' Equity for the years ended December 31,
                  1996 and 1995.....................................................................F-4
         Statements of Cash Flows for the years ended December 31, 1996 and 1995....................F-5
         Notes to Financial Statements..............................................................F-6

         Unaudited:
         ----------

         Balance Sheet as of June 30, 1997.........................................................F-12
         Statements of Operations for the six months ended June 30, 1997 and 1996..................F-13
         Statements of Cash Flows for the six months ended June 30, 1997 and 1996..................F-14
         Notes to Unaudited Financial Statements...................................................F-15

         (B)      PRO FORMA FINANCIAL INFORMATION.

         The assets and liabilities of CareData were included in the balance sheet of the Company included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, as filed with the Securities and Exchange Commission on November 14, 1997; therefore, no pro forma balance sheet is presented. The following pro forma financial information relating to the Company and CareData is included herein:

                  Pro Forma Consolidated Condensed Statements of Operations
                       for the nine-month period ended September 30, 1997 and for the year ended December 31, 1996.....................................................F-16
                  Notes to Unaudited Pro Forma Consolidated Condensed
                       Statements of Operations....................................................F-18

         (C)      EXHIBITS.

         None.

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
CareData Reports, Inc.:


We have audited the accompanying balance sheets of CareData Reports, Inc. as of December 31, 1996 and 1995, and the related statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CareData Reports, Inc. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.





                                                  /S/ KPMG PEAT MARWICK LLP

October 11, 1997

                             CAREDATA REPORTS, INC.

                                 Balance Sheets

                           December 31, 1996 and 1995


                                      Assets                       1996         1995
                                      ------                       ----         ----

Current assets:
    Cash and cash equivalents                                    $296,729       197,809
    Accounts receivable                                           349,845       295,750
    Unbilled accounts receivable                                   57,500            --
                                                                 --------      --------
           Total current assets                                   704,074       493,559
                                                                 --------      --------

Property and equipment (note 2)                                    54,889        10,111
    Less accumulated depreciation                                   6,975         2,022
                                                                 --------      --------
           Net property and equipment                              47,914         8,089
                                                                 --------      --------

Other assets                                                        4,735            --
                                                                 --------      --------

                                                                 $756,723       501,648
                                                                 ========      ========

                       Liabilities and Stockholders' Equity

Current liabilities:
    Current income taxes payable (note 4)                        $253,994       148,372
    Accrued expenses                                               16,021        82,614
                                                                 --------      --------
           Total current liabilities                              270,015       230,986

Deferred income tax liability (note 4)                              9,691            --
                                                                 --------      --------
           Total liabilities                                      279,706       230,986
                                                                 --------      --------

Stockholders' equity (note 5):
    Common stock, $.01 par value; 2,000,000 shares
      authorized; 706,000 shares issued and outstanding at
      December 31, 1996 and 1995                                    7,060         7,060
    Additional paid-in capital                                     86,940        86,940
    Retained earnings                                             383,017       176,662
                                                                 --------      --------
           Total stockholders' equity                             477,017       270,662

Commitments and contingencies (notes 3, 5, and 6)

                                                                 $756,723       501,648
                                                                 ========      ========


See accompanying notes to financial statements.

                             CAREDATA REPORTS, INC.

                            Statements of Operations

                     Years ended December 31, 1996 and 1995


                                              1996              1995
                                              ----              ----

Revenue                                    $ 1,176,500           649,161
Salaries, wages, and benefits                  507,040           150,990
Other operating expenses                       333,243           170,808
Depreciation                                     4,953             2,022
                                           -----------       -----------
           Operating income                    331,264           325,341

Interest income                                 18,888             1,517
                                           -----------       -----------
           Income before income taxes          350,152           326,858

Income tax expense (note 4)                   (143,797)         (147,857)
                                           -----------       -----------

           Net income                      $   206,355           179,001
                                           ===========       ===========


See accompanying notes to financial statements.

                             CAREDATA REPORTS, INC.

                       Statements of Stockholders' Equity

                     Years ended December 31, 1996 and 1995


                                                       Common stock        Additional                    Total
                                                    -----------------        paid-in     Retained    stockholders'
                                                    Shares     Amount        capital     earnings       equity
                                                    ------     ------        -------     --------       ------

Balance at December 31, 1994                        611,882     $6,119       55,881       (2,339)       59,661
Issuance of common stock                             94,118        941       31,059            -        32,000
Net income                                                -          -            -      179,001       179,001
                                                   --------     ------      -------      -------       -------
Balance at December 31, 1995                        706,000      7,060       86,940      176,662       270,662

Net income                                                -          -            -      206,355       206,355
                                                   --------     ------      -------      -------       -------

Balance at December 31, 1996                        706,000     $7,060       86,940      383,017       477,017
                                                    =======     ======       ======      =======       =======


See accompanying notes to financial statements.

                             CAREDATA REPORTS, INC.

                            Statements of Cash Flows

                     Years ended December 31, 1996 and 1995


                                                                                          1996           1995
                                                                                          ----           ----

Cash flows from operating activities:
    Net income                                                                          $ 206,355        179,001
    Adjustments to reconcile net income to net cash
      provided by operating activities:
        Depreciation                                                                        4,953          2,022
        Increase (decrease) in:
          Accounts receivable                                                            (111,595)      (295,750)
          Other assets                                                                     (4,735)             -
          Income taxes payable                                                            105,622        147,756
          Accrued expenses                                                                (66,593)        65,669
          Deferred income taxes                                                             9,691              -
                                                                                        ---------       --------
              Net cash provided by operating activities                                   143,698         98,698
                                                                                        ---------       --------

Cash flows from investing activities - purchases of
    property and equipment                                                                (44,778)       (10,111)
                                                                                        ---------       --------

Cash flows from financing activities - proceeds
    from issuance of common stock                                                               -         32,000
                                                                                        ---------       --------

              Net increase in cash and cash equivalents                                    98,920        120,587

Cash and cash equivalents at beginning of period                                          197,809         77,222
                                                                                        ---------       --------

Cash and cash equivalents at end of period                                              $ 296,729        197,809
                                                                                        =========       ========

Supplemental disclosure of cash flow information -
    cash paid during the year for income taxes                                          $  30,709            616
                                                                                        =========       ========


See accompanying notes to financial statements.

                             CAREDATA REPORTS, INC.

                          Notes to Financial Statements

                           December 31, 1996 and 1995


(1)    Description of Business and Summary of Significant Accounting Policies

      (a)  Description of Business

           CareData Reports, Inc. (the "Company") was incorporated in New York in May 1994. The Company is principally engaged in providing services to the health care industry related to information about consumer satisfaction with managed care. Included in these services are marketing research, issuance of survey reports, and the licensing of its company name and survey results.

      (b)  Basis of Financial Statement Presentation

           The Company's financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      (c)  Cash Equivalents

           The Company considers cash equivalents to include all highly liquid investments purchased with an original maturity of three months or less.

      (d)  Revenue Recognition

           The Company provides services/data to its customers derived from the Company's annual surveys and customized studies. Revenue on these sales is recognized upon the delivery of data. The Company also licenses the exclusive rights to market the results of the surveys. Revenue from these licenses is recognized as the related costs of producing the surveys are incurred. All other revenue, including fees for training, consulting fees, and other miscellaneous services, is recognized upon the performance of the applicable services.

      (e)  Property and Equipment

           Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided on the straight-line method over the estimated useful lives of the assets ranging from three to seven years.


                                                                     (continued)

                             CAREDATA REPORTS, INC.

                          Notes to Financial Statements


      (f)  Stock Option Plan

           Upon implementation of the Company's stock option plan in 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, which encourages entities to recognize as compensation expense over the vesting period the fair value of all stock-based awards on the date of the grant. Alternatively, SFAS No. 123 allows entities to apply the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, and provide pro forma net income (loss) and pro forma income (loss) per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. Under APB Opinion No. 25, compensation expense is recorded on the date of grant if the current market price of the underlying stock granted exceeds the exercise price. The Company has elected to apply the provisions of APB Opinion No. 25. The effect of SFAS No. 123 for 1996 is not material to the Company's financial statements and, therefore, the pro forma and other disclosure requirements have not been presented.

      (g) Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of

           The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, on January 1, 1996. This statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

      (h)  Income Taxes

           Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.


                                                                     (continued)

                             CAREDATA REPORTS, INC.

                          Notes to Financial Statements


(2)    Property and Equipment

       Property and equipment are summarized as follows:

                                                            December 31,
                                                            ------------
                                                           1996       1995
                                                           ----       ----

              Computer equipment                          $38,782     10,111
              Office furniture and equipment               16,107          -
                                                          -------     ------

                                                          $54,889     10,111
                                                          =======     ======

(3)    Commitments

      (a)  Leases

           During 1996, the Company entered into noncancelable operating lease agreements for office space and office equipment. Prior to 1996, the Company had entered into an agreement for office space on a month-to-month basis. Future minimum payments under all such noncancelable operating leases as of December 31, 1996 are as follows:

                     Year ending
                     December 31,
                     ------------

                      1997                       $32,532
                      1998                        26,178
                      1999                         5,164
                                                 -------

                                                 $63,874
                                                 =======

           Rental expense for 1996 and 1995 was $25,074 and $25,000, respectively.

      (b)  Profit Sharing Plan

           During 1996, the Company adopted a profit sharing plan (the "Plan") for the benefit of eligible employees. The Company contributed $22,500 to the Plan in 1996.


                                                                     (continued)

                             CAREDATA REPORTS, INC.

                          Notes to Financial Statements


(4)    Income Taxes

       The provision for income taxes includes income taxes deferred because of temporary differences between the financial statement and tax bases of assets and liabilities.

       Income tax expense for the years ended December 31, 1996 and 1995 consists of:

                                                             1996       1995
                                                             ----       ----
         Current:
            Federal                                        $101,937    92,272
            State and city                                   32,169    55,585
                                                           --------   -------
                                                            134,106   147,857
                                                           --------   -------

         Deferred:
            Federal                                           7,322         -
            State and city                                    2,369         -
                                                           --------   -------
                                                              9,691         -
                                                           --------   -------

                                                           $143,797   147,857
                                                           ========   =======

       The following is a summary of the difference between the income tax expense as shown in the statements of operations and the income tax expense that would result from applying the statutory Federal income tax rate of 34% to income before income taxes:

                                                            1996      1995
                                                            ----      ----
         Income tax expense at statutory
                 Federal income tax rate                   $119,052  111,132
         Increase in income tax
                 expense resulting from:
                   State and city income tax
                     expense, net of Federal income
                     tax effect                              22,394   36,673
                   Other, net                                 2,351       52
                                                           --------  -------

                          Actual income tax expense        $143,797  147,857
                                                           ========  =======

       The tax effects of temporary differences that give rise to significant portions of the deferred income tax liabilities at December 31, 1996 and 1995 are presented below:

                                                            1996      1995
                                                            ----      ----
         Deferred income tax liabilities -
            Property and equipment, principally
            due to differences in depreciation             $9,691         -
                                                           ======    ======


                                                                     (continued)

                             CAREDATA REPORTS, INC.

                          Notes to Financial Statements


         Under SFAS No. 109, deferred income tax assets and liabilities are recognized for differences between the financial statement carrying amounts and the tax bases of assets and liabilities which will result in future deductible or taxable amounts and for net operating loss and tax credit carryforwards. A valuation allowance is then established to reduce the deferred income tax assets to the level at which it is "more likely than not" that the tax benefits will be realized. Realization of tax benefits of deductible temporary differences and operating loss and tax credit carryforwards depends on having sufficient taxable income within the carryback and carryforward periods. Sources of taxable income that may allow for the realization of tax benefits include (1) taxable income in the current year or prior years that is available through carryback, (2) future taxable income that will result from the reversal of existing taxable temporary differences, and (3) future taxable income generated by future operations. The Company did not record any deferred income tax assets as of December 31, 1996 and 1995. Accordingly, no valuation allowance has been recorded for each of these years.

(5)    Stockholders' Equity

      (a)  Articles of Incorporation

           The Company was incorporated in New York on May 3, 1994. The Company's Articles of Incorporation authorize the issuance of 2,000,000 shares of common stock, $.01 par value.

      (b)  Stock Options

           Beginning in 1996, the Company periodically grants stock options to encourage stock ownership by and retain the services of certain key employees. Options granted are determined at the discretion of the Board of Directors. All options are earned over a four-year vesting period at 20% per year after 60% in the first year, and expire at the date of termination from employment. The following table summarizes option plan activity for the year ended December 31, 1996:

                                                                  Exercise price
                                                           Shares    per share
                                                           ------    ---------

            Options outstanding at December 31, 1995            -      $   -

               Granted                                     14,408       1.06
               Exercised                                        -          -
               Canceled                                         -          -
                                                           ------      -----

            Options outstanding at December 31, 1996       14,408      $1.06
                                                           ======      =====

            Options exercisable at December 31, 1996        5,762      $1.06
                                                           ======      =====


                                                                     (continued)

                             CAREDATA REPORTS, INC.

                          Notes to Financial Statements


(6)      Subsequent Events - Unaudited

         On August 28, 1997, the Company was acquired by Medirisk, Inc. ("Medirisk") of Atlanta, Georgia for a total purchase price of approximately $4,225,788. The purchase price consists of $4,116,409 in cash and $109,379 in stock representing 14,516 shares of Medirisk unregistered common stock.

                             CAREDATA REPORTS, INC.
                             UNAUDITED BALANCE SHEET

(Amounts in thousands)

                                                                     JUNE 30, 1997
                                                                     -------------
Current assets
   Cash and cash equivalents                                                 $466
   Accounts receivable, net                                                   275
                                                                     ------------
      Total current assets                                                    741

Property and equipment, net                                                    47
Other assets                                                                   82
                                                                     ------------
      Total assets                                                   $        870
                                                                     ============
Current liabilities
   Accounts payable                                                  $         58
   Accrued expenses                                                           341
   Long-term debt and obligations under capital leases                         --
   Deferred revenue                                                           171
                                                                     ------------
      Total current liabilities                                               570

Long-term debt and obligations under capital leases                            --
                                                                     ------------
      Total liabilities                                                       570

Total stockholders' equity                                                    300
                                                                     ------------
      Total liabilities and stockholders' equity                     $        870
                                                                     ============

See accompanying notes to unaudited financial statements.

                             CAREDATA REPORTS, INC.
                       UNAUDITED STATEMENTS OF OPERATIONS

(Amounts in thousands)

                                                                    SIX MONTHS
                                                                  ENDED JUNE 30,
                                                                  --------------
                                                                  1997      1996
                                                                  ----      ----
Revenue                                                          $ 433      $449
Salaries, wages and benefits                                       389       254
Other operating expenses                                           223        85
Depreciation and amortization                                        6         2
                                                                 -----      ----
   Operating income (loss)                                        (185)      108
Interest income, net                                                 8         9
Income taxes                                                        --       (36)
                                                                 -----      ----
   Net income (loss)                                             $(177)     $ 81
                                                                 =====      ====

See accompanying notes to unaudited financial statements.

                             CAREDATA REPORTS, INC.
                       UNAUDITED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

                                                                              SIX MONTHS
                                                                            ENDED JUNE 30,
                                                                           ---------------
                                                                            1997      1996
                                                                            ----      ----
Cash flows from operating activities:
   Net loss                                                                 $(177)    $ 81
   Adjustments to reconcile net income (loss) to net cash provided by operating activities:
      Depreciation and amortization                                             6        2
      Decrease (increase) in:
         Accounts receivable                                                   74      206
         Other assets                                                         (19)      --
      Increase (decrease) in:
         Accounts payable                                                      57       20
         Accrued expenses and other liabilities                                61      (12)
         Deferred revenue                                                     171      131
                                                                            -----     ----
           Net cash provided by operating activities                          173      428
                                                                            -----     ----
Cash flows from investing activities:
   Purchases of property and equipment                                         (4)      (6)
                                                                            -----     ----
           Net cash used in investing activities                               (4)      (6)
                                                                            -----     ----

           Net increase in cash and cash equivalents                          169      422
Cash and cash equivalents at beginning of period                              297      198
                                                                            -----     ----
Cash and cash equivalents at end of period                                  $ 466     $620
                                                                            =====     ====

See accompanying notes to unaudited financial statements.

                             CAREDATA REPORTS, INC.

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS

(1)      Basis of Presentation

         These unaudited financial statements include the financial position and results of operations of CareData Reports, Inc. as of June 30, 1997 and for the six months ended June 30, 1997 and 1996.

         In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for the fair presentation of the unaudited financial statements of CareData Reports, Inc. as of June 30, 1997 and for the six months ended June 30, 1997 and 1996 have been included. Operating results for the six-month period ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997.

                         MEDIRISK, INC. AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                (Amounts in thousands, except per share amounts)

                                                                                NINE MONTHS ENDED SEPTEMBER 30, 1997
                                                              ---------------------------------------------------------------
                                                                         HISTORICAL                PRO FORMA        PRO FORMA
                                                              ------------------------------
                                                                 MEDIRISK, INC.     CAREDATA      ADJUSTMENTS       COMBINED
                                                                 --------------     --------      -----------      ------------
                                                                                         (1)
Revenue                                                             $ 10,570          $ 611         $  --           $ 11,181
Salaries, wages and benefits                                           5,517            452            --              5,969
Other operating expenses                                               2,848            338            --              3,186
Depreciation and amortization                                            802              7           135(2)             944
Acquired in-process research
   and development costs and integration costs                         4,164             --          (975)(3)          3,189
                                                                    --------          -----         -----           --------
   Operating income(loss)                                             (2,761)          (186)          840             (2,107)
Interest income(expense), net                                            301             10          (192)(4)            119
Other income                                                              --             --            --                 --
                                                                    --------          -----         -----           --------
   Net income(loss) before extraordinary item                         (2,460)          (176)          648             (1,988)
Extraordinary item - Loss on early extinguishment of debt               (806)            --            --               (806)
                                                                    --------          -----         -----           --------
   Net loss                                                           (3,266)          (176)          648             (2,794)
Series A and Series B convertible preferred stock
   dividend requirement                                                   25             --            --                 25
                                                                    --------          -----         -----           --------
Net income(loss) attributable to common stock                         (3,291)         $(176)        $ 648             (2,819)
                                                                    ========          =====         =====           ========
Net loss per share of common stock                                  $  (0.86)                                       $  (0.73)
Weighted average number of common shares outstanding                   3,829                                           3,839(5)


                                                                                NINE MONTHS ENDED SEPTEMBER 30, 1997
                                                              ------------------------------------------------------------------
                                                                 HISTORICAL                 PRO FORMA                 PRO FORMA
                                                                -------------
                                                                    CIVS                   ADJUSTMENTS              CONSOLIDATED
                                                                -------------              -----------              ------------
                                                                          (7)
Revenue                                                              $ 1,119               $    --                  $ 12,300
Salaries, wages and benefits                                             844                    --                     6,813
Other operating expenses                                                 761                    --                     3,947
Depreciation and amortization                                             40                    64 (8)                 1,048
Acquired in-process research
   and development costs and integration costs                            --                (3,189)(9)                    --
                                                                    --------               -------                  --------
   Operating income(loss)                                               (526)                3,125                       492
Interest income(expense), net                                             (2)                 (115)(10)                    2
Other income                                                              --                    --                        --
                                                                    --------               -------                  --------
   Net income(loss) before extraordinary item                           (528)                3,010                       494
Extraordinary item - Loss on early extinguishment of
   debt                                                                   --                    --                      (806)
                                                                    --------               -------                  --------
   Net loss                                                             (528)                3,010                      (312)
Series A and Series B convertible preferred stock
  dividend requirement                                                    --                    --                        25
                                                                    --------               -------                  --------
Net income(loss) attributable to common stock                       $   (528)              $ 3,010                      (337)
                                                                    ========               =======                  ========
Net loss per share of common stock                                                                                  $  (0.09)
Weighted average number of common shares outstanding                                                                3,954(11)

           See accompanying notes to unaudited proforma consolidated
                         condensed financial statements

                        MEDIRISK, INC. AND SUBSIDIARIES
      UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                (Amounts in thousands, except per share amounts)


                                                                           YEAR ENDED DECEMBER 31, 1996
                                                        ------------------------------------------------------------------
                                                                    HISTORICAL                PRO FORMA        PRO FORMA
                                                        ------------------------------
                                                            MEDIRISK, INC.     CAREDATA      ADJUSTMENTS      CONSOLIDATED
                                                            --------------     --------      -----------      ------------
                                                                                    (6)
Revenue                                                       $  8,904         $ 1,177          $  --             $ 10,081
Salaries, wages and benefits                                     6,093             513             --                6,606
Other operating expenses                                         2,314             327             --                2,641
Depreciation and amortization                                      787               5            232(2)             1,024
Acquired in-process research
    and development costs                                        6,180              --             --                6,180
                                                              --------         -------          -----             --------
   Operating income(loss)                                       (6,470)            332           (232)              (6,370)
Interest expense, net                                             (703)             19           (329)(4)           (1,013)
Other income                                                       (57)             --             --                  (57)
Income taxes                                                        --            (144)           144(13)              --
                                                              --------         -------          -----             --------
   Net income(loss) before extraordinary item                   (7,230)            207           (417)              (7,440)
Extraordinary item - Loss on early extinguishment of debt           --              --             --                   --
                                                              --------         -------          -----             --------
   Net income (loss)                                            (7,230)            207           (417)             (7,440)

Series A and Series B convertible preferred stock
  dividend requirement                                             202              --             --                  202
                                                              --------         -------          -----             --------
Net income(loss) attributable to common stock                   (7,432)        $   207          $(417)              (7,642)
                                                              ========         =======          =====             ========
Net loss per share of common stock                            $  (3.56)                                           $  (3.64)
Weighted average number of common shares outstanding             2,087                                               2,102(5)



                                                                        YEAR ENDED DECEMBER 31, 1996
                                                         -------------------------------------------------------
                                                             HISTORICAL            PRO FORMA        PRO FORMA
                                                            -------------
                                                                CIVS               ADJUSTMENTS      CONSOLIDATED
                                                            -------------          -----------      ------------
                                                                   (12)
Revenue                                                       $  2,648              $    --           $ 12,729
Salaries, wages and benefits                                     1,218                   --              7,824
Other operating expenses                                         1,256                   --              3,897
Depreciation and amortization                                       60                  154(8)           1,238
Acquired in-process research
    and development costs                                           --                   --              6,180
                                                              --------              -------           --------
   Operating income(loss)                                          114                 (154)            (6,410)
Interest expense, net                                                4                 (277)(10)        (1,286)
Other income                                                        --                   --                (57)
Income taxes                                                        --                   --                 --
                                                              --------              -------           --------
   Net income(loss) before extraordinary item                      118                 (431)            (7,753)
Extraordinary item - Loss on early extinguishment of debt           --                   --                 --
                                                              --------              -------           --------
   Net income (loss)                                               118                 (431)            (7,753)
Series A and Series B convertible preferred stock
  dividend requirement                                              --                   --                202
                                                              --------              -------           --------
Net income(loss) attributable to common stock                 $    118              $  (431)            (7,955)
                                                              ========              =======           ========
Net loss per share of common stock                                                                    $  (3.59)
Weighted average number of common shares outstanding                                                     2,216(11)

See accompanying notes to unaudited pro forma consolidated condensed statements of operations.
                                      F-17

                         MEDIRISK, INC. AND SUBSIDIARIES

               NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED
                            STATEMENTS OF OPERATIONS

         Effective as of August 1, 1997 Medirisk, Inc. (the "Company") acquired all of the shares of CareData Reports, Inc., a New York City-based healthcare data company which provides information concerning members' satisfaction with managed care to health plans, employers and pharmaceutical companies. The Company purchased CareData for $4.1 million in cash and 14,516 shares of Medirisk common stock. The Company recorded the acquisition using the purchase method of accounting with $975,000 of the purchase price allocated to acquired in-process research and development costs and charged to the consolidated statement of operations during the third quarter ended September 30, 1997.

         Effective as of June 1, 1997 Medirisk, Inc. (the "Company") acquired all of the shares of CIVS, Inc., a Rockville, Maryland-based provider of credentialling services to hospitals and managed care organizations, for $3.5 million in cash and 129,166 shares of the Company's Common Stock. The Company recorded the acquisition using the purchase method of accounting with $3.1 million of the purchase price allocated to acquired in-process research and development costs and charged to the consolidated statement of operations during the second quarter ended June 30, 1997.

         The unaudited pro forma consolidated condensed statements of operations for the year ended December 31, 1996 and the nine months ended September 30, 1997 illustrate the estimated effects of these acquisitions had they occurred as of the beginning of the periods presented.

         The unaudited pro forma consolidated condensed statements of operations have been prepared using the purchase method of accounting, whereby the total cost of the acquisition is allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values at the effective date of such acquisition. For purpose of the unaudited pro forma consolidated condensed statements of operations, such allocations have been made based upon currently available information and management's estimates.

         The historical statements of operations are derived from the audited financial statements of the Company, CIVS, Inc. and CareData Reports, Inc. for the year ended December 31, 1996 and the unaudited financial statements of the Company, CIVS, Inc. and CareData Reports, Inc. for the nine months ended September 30, 1997.

         The unaudited pro forma consolidated condensed statements of operations do not purport to represent what the results of operations of the Company would actually have been if the acquisitions had occurred on such dates or to project the results of operations of the Company for any future date or period. The unaudited pro forma consolidated condensed statements of operations should be read together with the Financial Statements and Notes thereto of the Company, CIVS, Inc. and CareData Reports, Inc. The unaudited pro forma consolidated condensed statements of operations reflect the following adjustments:

(1) Reflects the historical operating results of CareData Reports, Inc. for the seven months ended July 31, 1997. The operating results of CareData Reports, Inc. for August and September of 1997 are included in the Company's operating results.

(2) Reflects the additional amortization of intangible assets recorded as a result of the allocation of the CareData Reports, Inc. purchase price. These intangible assets and their lives are follows:

         Goodwill                   $2,874,859                15 years
         Technological Know-how     $  200,000                 5 years


(3) Reflects the reversal of the nonrecurring acquired in-process research and development costs incurred in the acquisition of CareData Reports, Inc. This charge was included in the September 30, 1997 historical statements of operations and is being excluded from the nine months ended September 30, 1997 pro forma statements of operations.

(4) Reflects interest expense on the cash payment of $4.1 million to fund the acquisition of the CareData Reports, Inc. at the prime rate (8%) for the period.

(5) Reflects the increased shares of common stock outstanding resulting from the acquisition of CareData Reports, Inc.

(6) Reflects the historical operating results of CareData Reports, Inc. for the year ended December 31, 1996. Certain amounts have been reclassified to conform to the Company's basis of presentation.

(7) Reflects the historical operating results of CIVS, Inc. for the five months ended May 31, 1997. The operating results of CIVS, Inc. for June through September 1997 are included in the Company's operating results.

(8) Reflects the additional amortization of intangible assets recorded as a result of the allocation of the CIVS, Inc. purchase price. These intangible assets and their lives are as follows:


         Goodwill                   $1,072,000                15 years
         Technological Know-how     $  415,000                 5 years


(9) Reflects the reversal of nonrecurring acquired in-process research and development costs incurred in the acquisition of CIVS, Inc. as well as integration costs incurred related to the acquisition. These charges were included in the September 30, 1997 historical statements of operations and are being excluded from the nine months ended September 30, 1997 unaudited pro forma consolidated condensed statements of operations.

(10) Reflects interest expense on the cash payment of $3.5 million to fund the acquisition of CIVS, Inc. at the prime rate (8%) for the period.

(11) Reflects the increased shares of common stock outstanding resulting from the acquisition of CIVS, Inc.

(12) Reflects the historical operating results of CIVS, Inc. for the year ended December 31, 1996. Certain amounts have been reclassified to conform to the Company's basis of presentation.

(13) Reflects the decrease in income tax expense as the income is reduced to a net loss.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               MEDIRISK, INC.

                               By: /s/ KENNETH M. GOINS, JR.
                                  -------------------------------------------
                                  KENNETH M. GOINS, JR.
                                  Executive Vice President
                                  Chief Financial Officer

                               By: /s/ THOMAS C. KUHN III
                                  -------------------------------------------
                                  THOMAS C. KUHN III
                                  Vice President and Corporate Controller
                                  Chief Accounting Officer

Dated:  November 14, 1997